Exhibit 10.5

INDEPENDENT DIRECTOR AGREEMENT

This Independent Director Agreement (“Agreement”) is made and entered into as of May 27th 2025, by and between Eva Live Inc., a corporation organized and existing under the laws of the State of Nevada with its principal place of business at 2029 Century Park E, Suite 400N, Los Angeles, CA 90067 (“Company”), and Riz Jamal, an individual residing at Kitchener Canada (“Director”).

1. Appointment

The Company hereby appoints Director to serve as an independent member of its Board of Directors (“Board”), and Director hereby accepts such appointment, subject to the terms and conditions of this Agreement and the Company’s bylaws.

2. Duties and Responsibilities

Director agrees to perform such duties as are customarily performed by a member of a board of directors of a similarly situated corporation, including, without limitation:

●	Attending meetings of the Board and any committees to which Director may be appointed;
●	Providing independent oversight of management and Company affairs;
●	Acting in the best interests of the Company and its stockholders;
●	Complying with applicable laws, regulations, and the Company’s policies.

Director agrees to devote the time and attention reasonably necessary to fulfill these responsibilities.

3. Compensation

As compensation for services rendered under this Agreement, the Company shall pay Director an annual fee of $50,000 USD, payable in equal quarterly installments. Director shall not be entitled to any additional compensation except as specifically approved by the Board.

4. Expenses

The Company shall reimburse Director for reasonable and documented out-of-pocket expenses incurred in connection with the performance of Director’s duties, including travel expenses to attend meetings.

5. Independent Contractor

Director acknowledges and agrees that they are acting as an independent contractor and not as an employee or agent of the Company. Nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship.

6. Term and Termination

This Agreement shall remain in effect until terminated by either party upon thirty (30) days’ prior written notice. Termination shall not affect any rights or obligations accrued prior to the effective date of termination.

7. Confidentiality

Director agrees to maintain in confidence and not disclose any confidential or proprietary information of the Company learned in connection with their service on the Board, both during and after the term of this Agreement.

8. Indemnification

To the fullest extent permitted by law and the Company’s governing documents, the Company shall indemnify Director against all expenses and liabilities reasonably incurred in connection with Director’s role, provided such conduct was in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

9. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Riz Jamal
Independent Director

Date:	May 27th 2025

EVA LIVE INC.

By:
Name:	David Boulette
Title:	CEO

Date:	May 27 2025